Exhibit 99.1

QualTek to Go Public in Merger with Roth CH Acquisition III Co., Providing Growth Capital to a Leading 5G and Renewables Infrastructure Services Provider

The transaction values the combined company at an enterprise value of $829 million and is expected to provide approximately $225 million in gross proceeds to QualTek

Transaction includes a $44 million private placement as well as a fully committed PIPE of $66 million from institutional investors

Existing QualTek shareholders including QualTek management and Brightstar Capital Partners are effectively rolling 100% of their equity as part of the transaction

The business combination is expected to close in the third quarter of 2021. The combined company will be renamed QualTek Services Inc., and remain listed on the NASDAQ under the new ticker QTEK

June 16, 2021

BLUE BELL, PA & NEWPORT BEACH, CA, June 16, 2021 — (BUSINESS WIRE) — BCP QualTek HoldCo, LLC (“QualTek” or the “Company”), a leading turnkey provider of infrastructure services to the 5G wireless, telecom, and renewable energy sectors, and Roth CH Acquisition III Co. (NASDAQ: ROCR) (“Roth CH III” or “ROCR”), a publicly-traded special purpose acquisition company with $115 million in trust, announced today the signing of a definitive agreement for a business combination that will result in QualTek becoming a public company. Upon closing of the transaction, the combined company will be renamed “QualTek Services Inc.” and is expected to remain listed on the NASDAQ under the new ticker symbol “QTEK.”

In connection with the merger announcement, the companies announced the execution of definitive agreements with institutional investors for the sale of a common stock PIPE of $66 million at $10.00 per share. In addition, the companies announced the execution of definitive agreements between institutional investors and QualTek for a private placement of $44 million in convertible notes to be funded immediately. The notes will automatically convert into common stock of ROCR upon the merger close. The proceeds from the private placement will be used for general working capital and acquisitions of previously identified accretive business targets.

Upon closing of the transaction, QualTek’s Founder and CEO Scott Hisey, along with the company’s senior management team, will continue to lead the new public company. Andrew Weinberg, Founder & CEO of Brightstar Capital Partners, will continue to serve as the Chairman of the Board of QualTek. The transaction is expected to close in the third quarter of 2021.

Founded in 2012, QualTek is a world-class, technology driven provider of infrastructure services to the 5G wireless, telecom, and renewable energy sectors across North America. QualTek has a national footprint with more than 80 operation centers across the U.S. and Canada and a workforce of over 5,000 people. The Company will report within two operating segments: Telecommunications, and Renewables and Recovery. Within the Telecommunications segment, QualTek’s Wireless Division provides carriers with real estate, engineering, project management, construction, and maintenance solutions. Its Wireline Division is a turnkey provider of fiber optic infrastructure services, including program management, engineering, permitting, splicing, testing, emergency restoration and maintenance. QualTek’s Renewables and Recovery segment provides specialized fiber optic and electrical services to wind farms, transmission lines, substations, and solar farms.

This transaction with ROCR will transform QualTek into a publicly traded company with expanded access to the capital markets to continue to take advantage of the rapid technology deployment in the telecommunications industry, including 5G wireless technology and future growth in the renewables and infrastructure industries.

QualTek Investment Highlights

•	QualTek is a proven leader operating in the early stages of a multi-year cycle of capital deployment by companies in the telecom and renewables sectors

•	The transaction and capital infusion will provide an opportunity for QualTek to execute on and further grow its current $1.7 billion backlog

•	QualTek is well positioned to take advantage of significant growth expected from future federal / municipal infrastructure spending

•	QualTek’s technology driven services resonate with its established blue-chip customer base

•	QualTek has a proven management team with over 200 years of combined experience in the 5G wireless, telecom, renewables, and recovery logistics sectors

•	Transaction with ROCR provides capital to accelerate organic growth opportunities, de-leverage the balance sheet and fund acquisition and vendor consolidation initiatives

•	Centralized and leverageable shared services platform allows for significant differentiation as well as attractive scale benefits

QualTek CEO Scott Hisey commented, “This merger positions QualTek to capitalize on the tremendous opportunities in the 5G wireless, telecommunications infrastructure and renewables industries. I am so proud of all that our employees and partners have accomplished in building this great company. We are very excited about the future as we continue to enhance our technology-driven service platform.”

Brightstar Capital Partners Founder & CEO Andrew Weinberg added, “Brightstar Capital Partners is looking forward to participating in QualTek’s next stage of growth as it transforms into a public company. This transaction will allow QualTek to continue providing best-in-class solutions to customers across the growing 5G wireless market and telecommunications infrastructure and renewables industries.”

Partners of Roth Capital and Craig-Hallum, sponsors of Roth CH III, stated, “We are extremely excited to announce our partnership with the QualTek leadership team. QualTek has established itself as a leading, trusted, and reliable provider of critical services across a range of end markets characterized by highly attractive long-term growth dynamics. The company is exceptionally well positioned to benefit from significant infrastructure demand related to both the buildout of 5G telecom networks as well as the secular trends fueling the renewable energy market.”

Transaction Overview

The transaction will be funded by a combination of Roth CH III’s cash held in its trust account (after redemptions by its public stockholders in connection with the closing), an effective full equity roll-over from existing QualTek ownership, and $66 million in proceeds from a common stock PIPE at $10.00 per share. The PIPE transaction is led by institutional investors and will close concurrently with the business combination. In addition, in connection with the transaction, certain institutional investors are also making a $44 million private placement funding into QualTek immediately.

The transaction implies a pro forma enterprise valuation for the combined company of approximately $829 million at closing, which equates to 7.8x projected CY2021 EBITDA of $106 million. The pro forma implied equity value of the combined company is $564 million at $10.00 per share, assuming no redemptions by the public stockholders of ROCR. Following the transaction and after payment of transaction expenses, QualTek is expected to have approximately $207 million of cash – inclusive of the private placement, PIPE, and $115 million of cash held in Roth CH III’s trust account, assuming no redemptions.

The requisite equity holders and board of QualTek, as well as the board of ROCR, have unanimously approved the transaction. The transaction will require the approval of the stockholders of ROCR and is subject to other customary closing conditions. The transaction is expected to close in the third quarter of 2021.

Advisors

Roth Capital Partners, LLC (“Roth”) and Craig-Hallum Capital Group LLC (“Craig Hallum”) are acting as placement agents for the PIPE transaction. Citi and Harris Williams are acting as financial advisors to QualTek. Kirkland & Ellis LLP is acting as legal advisor to QualTek and Loeb & Loeb LLP is acting as legal advisor to Roth CH III.

Webinar

Roth CH III has made available QualTek’s presentation, audio record and transcript with regard to the proposed transaction. To access the presentation, audio record and transcript of the audio record, please visit Roth CH III’s website at: https://www.rothch.com/.

About QualTek

Founded in 2012, QualTek is a world-class, technology driven provider of infrastructure services to the 5G wireless, telecom, and renewable energy sectors across North America. QualTek has a national footprint with more than 80 operation centers across the U.S. and Canada and a workforce of over 5,000 people. The company is also a leader in providing disaster recovery logistics services for electric utilities. For more information, please visit https://www.qualtekservices.com.

About Roth CH Acquisition III Co.

Roth CH Acquisition III Co. is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. Roth CH III is jointly managed by Roth and Craig-Hallum. It priced its initial public offering on March 2, 2021 raising approximately $115 million. For more information, visit https://www.rothch.com.

About Brightstar Capital Partners

Brightstar Capital Partners is a private equity firm focused on partnering with exceptional families, founders, entrepreneurs, and management teams where the firm is ideally positioned to drive value creation. Brightstar employs an operationally intensive approach that leverages its extensive experience and relationship network to help companies reach their full potential. For more information please visit www.brightstarcp.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed business combination transaction involving ROCR and QualTek. In connection with the proposed business combination, ROCR will file a proxy statement with the SEC (as amended or supplemented from time to time, the “proxy statement”) to be distributed to holders of ROCR’s common stock in connection with ROCR’s solicitation of proxies for the vote by ROCR’s stockholders with respect to the proposed business combination and other matters as described in the proxy statement. ROCR urges investors, stockholders, and other interested persons to read, when available, the proxy statement as well as other documents filed with the SEC because these documents will contain important information about ROCR, QualTek and the proposed business combination. A definitive proxy statement will be mailed to stockholders of ROCR as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain a copy of the definitive proxy statement, without charge by directing a request to: Roth CH Acquisition III Co., 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The preliminary and definitive proxy statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

ROCR, QualTek, their affiliates and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed business combination under the rules of the SEC. Information about the directors and executive officers of ROCR and their ownership is set forth in ROCR’s filings with the SEC, including its prospectus relating to its initial public offering, which was filed with the SEC on March 4, 2021. Additional information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of ROCR in connection with the proposed business combination will be set forth in the proxy statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation
This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of ROCR or QualTek, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a definitive prospectus meeting the requirements of the Securities Act.

Forward Looking Statements

This communication contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the parties’ ability to close the proposed business combination, the anticipated benefits of the proposed business combination, and the financial condition, results of operations, earnings outlook and prospects of ROCR and/or QualTek, and may include statements for the period following the consummation of the proposed business combination. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of ROCR and QualTek, as applicable, and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by ROCR and the following:

•	expectations regarding QualTek’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and QualTek’s ability to invest in growth initiatives and pursue acquisition opportunities;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement;

•	the outcome of any legal proceedings that may be instituted against ROCR or QualTek following announcement of the business combination agreement and the transactions contemplated therein;

•	the inability to complete the proposed business combination due to, among other things, the failure to obtain ROCR stockholder approval or ROCR’s inability to obtain the financing necessary to consummate the business combination;

•	the risk that the announcement and consummation of the proposed business combination disrupts QualTek’s current operations and future plans;

•	the ability to recognize the anticipated benefits of the proposed business combination;

•	unexpected costs related to the proposed business combination;

•	the amount of any redemptions by existing holders of ROCR’s common stock being greater than expected;

•	limited liquidity and trading of ROCR’s securities;

•	geopolitical risk and changes in applicable laws or regulations;

•	the possibility that ROCR and/or QualTek may be adversely affected by other economic, business, and/or competitive factors;

•	operational risk;

•	risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations; and

•	the risks that the consummation of the proposed business combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of ROCR and QualTek prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond ROCR’s and QualTek’s control. While all projections are necessarily speculative, ROCR and QualTek believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that ROCR and QualTek, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers, including as to value, are used for illustrative purpose only, are not forecasts and may not reflect actual results.

All subsequent written and oral forward-looking statements concerning the proposed business combination or other matters addressed in this communication and attributable to ROCR, QualTek or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication. Except to the extent required by applicable law or regulation, ROCR and QualTek undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this communication to reflect the occurrence of unanticipated events.

Contact Information

Roth CH III

RothCH@roth.com

QualTek

Gianna Lucchesi

IR/Communications

glucchesi@qualtekservices.com

Brightstar Capital Partners

Zach Kouwe/Shree Dhond

Dukas Linden Public Relations

brightstar@dlpr.com